Exhibit 17.1

June, 13, 2006

Board of Directors
Maneki Mining Inc.
4462 John Street
Vancouver, BC  V5V 3X1

                        Re:      Maneki Mining Inc. (the “Company”)

Dear Sirs:

          Please be advised that I hereby resign as a President of Maneki Mining Inc., effective June 13, 2006.

          My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

                                                                                                              Sincerely,

                                                                                                              /s/ Sean Philip Watkinson
                                                                                                              Sean Philip Watkinson